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                           SHAREHOLDER SERVICING PLAN
                            BNY HAMILTON FUNDS, INC.:
                BNY HAMILTON MONEY FUND (Hamilton Premier Class)

                  Introduction: It has been proposed that the Hamilton Premier class (the "Hamilton Premier Class") of BNY Hamilton Money Fund, a series of BNY Hamilton Funds, Inc. (the "Fund") adopt a Shareholder Servicing Plan (the "Plan") relating to its Hamilton Premier Class shares. The Plan is not to be adopted pursuant to Rule 12b-1 promulgated under the Investment Company Act of 1940 (the "1940 Act") and the fee payable under the Plan is intended to be a "service fee" as defined in Article III, Section 26, of the NASD Rules of Fair Practice (the "NASD Rules"). Under the Plan, the Fund would pay various organizations ("Service Organizations") that provide personal services and administration assistance to the Hamilton Premier Class shareholder accounts.

                  The Fund's Board of Directors, in considering whether the Fund should implement the Plan, has requested and evaluated such information as to whether the Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to the Fund's Hamilton Premier Class shares for such purposes.

                  In voting to approve the implementation of such a plan, the members of the Fund's Board of Directors have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and holders of its Hamilton Premier Class shares.

                  The Plan: The material aspects of the Plan are as follows:

                  Section 1. The Fund will enter into written agreements, in the form of the Shareholder Servicing Agreement attached hereto as Annex A, with financial institutions and other organizations ("Service Organizations") under which such Service Organizations will provide personal shareholder service and administration assistance to the holders of Hamilton Premier shares of BNY Hamilton Money Fund, and will receive payment for such services from the Fund as described in Section 2 of this Plan.

                  Section 2. Pursuant to this Plan, the Fund may pay to Service Organizations up to .25% on an annual basis of the average daily net assets of the Fund represented by Hamilton Premier Class shares for shareholder service,

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administration and distribution assistance; provided that, at no time shall the amount paid to Shareholder Organizations under this Plan, together with any amounts otherwise paid by the Fund as a "service fee" under the NASD Rules, exceed the maximum amount then permitted under the NASD Rules as a "service fee". The fees payable to Service Organizations from time to time shall, within such limits, be determined by the Board of Directors of the Fund.

                  Section 3. For purposes of determining the fees payable under this Plan, the value of the Fund's net assets attributable to the Hamilton Premier Class shares shall be computed in the manner specified in the Fund's charter as then in effect for computation of the value of the Fund's net assets attributable to such a class.

                  Section 4. Dividends paid by BNY Hamilton Money Fund with respect to the Hamilton Premier Class will be calculated in the same manner, at the same time, on the same day, and in the same amount as dividends paid to shareholders of each other class of BNY Hamilton Money Fund, except that Plan payments relating to the Hamilton Premier Class and expenses relating to such class will be borne exclusively by Hamilton Premier Class.

                  Section 4. The Fund's Board shall be provided, at least quarterly and on an annual basis, with a written report of all amounts expended pursuant to this Plan and the purposes therefore. These reports, including any underlying materials upon which they are based, shall be subject to review and approval by the independent directors in the exercise of their fiduciary duties.

                  Section 5. The Fund shall employ a methodology and procedures for calculating net asset value and dividends and distributions with respect to the Hamilton Premier Class consistent with the methodology and procedures approved by Price Waterhouse and submitted to the SEC in connection with the exemptive application of the Emerald Funds, et. al. (Release No. 19911, dated November 30, 1993). On an ongoing basis, the Fund will employ Deloitte & Touche (or an appropriate substitute) as an expert who will monitor the manner in which the calculations and allocations of expenses are being made and, based upon such review, will render at least annually a "report on policies and procedures placed in operation and tests of operating effectiveness" (as defined and described in SAS No. 70) to the Fund that (i) the calculations and allocations are being made properly and (ii) that the Fund has adequate facilities in place to

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ensure implementation of the methodology and procedures referred to above.

                  Section 5. This Plan shall be effective on the date upon which it has been approved by a majority of the members of the Board of Directors of the Fund, including a majority of the board members who are not "interested persons" (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

                  Section 6. This Plan and each related agreement will continue in effect for one year from its effective date, unless earlier terminated in accordance with its terms, and will remain in effect from year to year thereafter if such continuance is specifically approved at least annually in the manner described in Section 5 hereof.

                  Section 7. The Plan is terminable without penalty at any time by vote of a majority of the board members who are not "interested persons" (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, and the Plan may be amended at any time by the Board of Directors, provided that any material amendments of the terms of this Plan shall only become effective upon approval in the manner described in Section 5 hereof.

                  Section 8. The obligations hereunder and under any agreement related to this Plan shall only be binding upon the assets and property of the Fund and shall not be binding upon any director, officer or shareholder of the Fund individually.

Dated May ___, 1994


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                         SHAREHOLDER SERVICING AGREEMENT                 ANNEX A
                                                                         -------




BNY Hamilton Funds, Inc.
125 West 55th Street
New York, New York 10019


Gentlemen:

                  We wish to enter into this Shareholder Services Agreement with you concerning the provision of personal shareholder service and administrative assistance to our customers ("Customers") who may from time to time beneficially own shares of the Hamilton Premier class of BNY Hamilton Money Fund (the "Hamilton Premier Class") of BNY Hamilton Funds, Inc. (the "Corporation"). The terms and conditions of this agreement are as follows:

                  1. We agree to provide any or all of the following support services to Customers who may from time to time beneficially own shares of the Hamilton Premier Class ("Hamilton Premier Shares"): (i) aggregating and processing purchase and redemption requests for Hamilton Premier Shares from Customers and placing net purchase and redemption orders with BNY Hamilton Distributors, Inc., the Corporation's distributor; (ii) providing Customers with a service that invests the assets of their accounts in Hamilton Premier Shares pursuant to specific or pre-authorized instructions; (iii) processing dividend payments from the Corporation on behalf of Customers; (iv) providing information periodically to Customers showing their positions in the Hamilton Premier Class; (v) arranging for bank wires; providing dedicated walk-in and telephone facilities to respond to Customer inquiries and needs; (vi) providing sub-accounting with respect to Hamilton Premier Shares beneficially owned by Customers or the information to the Hamilton Premier Class necessary for sub-accounting;
         (vii) if required by law, forwarding shareholder communications from the Corporation (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend distribution and tax notices) to Customers; and (viii) providing such other similar services to the Corporation may reasonably request to the extent we are permitted to do so under applicable statutes, rules or regulations.


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                  2. We may be subject to the provisions of the Glass-Steagall
         Act and other laws governing, among other things, the conduct of activities by federally chartered and supervised banks and other banking organizations. As such, the Corporation recognizes that we are restricted in the activi ties we may undertake and for which we may be paid and, therefore, we will perform only those activi ties that are consistent with our statutory and regulatory obligations. We will act solely as agent for, upon the order of, and for the account of, our Customers.

                  3. We will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in our business, or any personnel employed by us) as may be reasonably necessary or beneficial in order to provide such services to Customers.

                  4. We will not, nor will any of our officers, employees or agents, make any represen tations concerning the Corporation or the Hamilton Premier Shares, except those contained in the Corporation's then-current prospectus for the Hamilton Premier Class, copies of which will be supplied to us by the Corporation, or in such supplemental literature or advertising as may be authorized by the Corporation in writing.

                  5. For all purposes of this Agreement, we will be deemed to be an independent contractor, and will have no authority to act as agent for the Corporation in any matter or in any respect. We agree to and do release, indemnify and hold the Corporation harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by us or our officers, employees or agents regarding our responsibilities hereunder or the purchase, redemption, transfer or registration of Hamilton Premier Shares by or on behalf of Customers. We and our employees, upon request, will be available during normal business hours to consult with the Corporation or its designees concerning the performance of our responsibilities under this Agreement.



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                  6. In consideration of the services and facilities provided by us hereunder, the Corpora tion agrees to pay us and we will accept as full payment therefor, a fee at the annual rate of .25% of the average daily net asset value of the Hamilton Premier Shares beneficially owned by our Customers with whom we have a servicing relationship (the "Customers' Shares"), which fee will be computed daily and payable monthly. We agree to and do waive such portion of the fee payable under this Section 6 as is necessary to assure that the amount of such fee which is required to be accrued on any day with respect to our Customers does not exceed the income to be accrued to our Customers' Shares on that day. For purposes of determining the fees payable under this Section 6, the average daily net asset value of the Customers' Shares will be computed in the manner specified in the Corporation's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of the Hamilton Premier Class for purposes of purchases and redemptions. The Corporation, in its discretion and without notice, may suspend or withdraw the sale of Hamilton Premier Shares, including the sale of such shares for the account of any Customer or Customers.

                  7. Any person authorized to direct the disposition of monies paid or payable by the Corporation pursuant to this Agreement will provide to the Corporation's Board of Directors, and the Corporation's Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, we will furnish the Corporation or its designees with such information as the Corporation or its designees may reasonably request (including, without limita tion, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with the Corporation or its designees (including, without limitation, any auditors designated by the Corpo ration), in connection with the preparation of reports to the Corporation's Board of Directors concerning this agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law.


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         We will promptly report to the Corporation any potential or existing conflicts with respect to the investments of our customers in the Hamilton Premier Class.

                  8. The Corporation may enter into other similar Shareholder Services Agreements with any other person or persons without our consent.

                  9. We represent, warrant and agree that: (i) in no event will any of the services provided by us hereunder be primarily intended to result in the sale of any shares issued by the Corporation; (ii) the compensation payable to us hereunder, together with any other compensation payable to us by Customers in connection with the investment of their assets in the Hamilton Premier Class, will be disclosed by us to our Customers, will be authorized by our Customers and will not result in an excessive or unreasonable fee to us; (iii) we will not advertise or otherwise promote our Customers accounts primarily as a means of investing in the Hamilton Premier Class or establish or maintain Customers accounts for the primary purpose of investing in the Hamilton Premier; (iv) in the event an issue pertaining to this agreement is submitted for shareholder approval, we will vote any Hamilton Premier Shares held for our own account in the same proportion as the vote of the Hamilton Premier Shares held for our Customers' benefit and (v) we will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless we have obtained the licenses required by such law.

                  10. This Agreement will become effective on the date a fully executed copy of this agreement is received by the Corporation or its designee. Unless sooner terminated, this Agreement will continue until _______________, and thereafter will continue automatically for successive annual periods ending on ________________.

                  11. All notices and other communications will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown above, or


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         to such other address as either party shall so provide the other.

                  12. This Agreement shall be construed in accordance with the internal laws of the State of New York without giving effect to principles of conflict of laws, and is non-assignable by the parties hereto.

                  If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us.

                                            Very truly yours,

                                            [Shareholder Organization]


                                            By: ______________________________

                                            Title:  Vice President

                                            Date:


Accepted and agreed to:

BNY HAMILTON FUNDS, INC.


By: _____________________________

Title:  Chairman of the Board and
          Chief Executive Officer


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